EXHIBIT 11.1

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Six Months Ended June 27, 2004 and June 29, 2003

(Thousands of Dollars and Shares Except Per Share Data)

	2004		2003
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------

Net earnings	$ 25,371	25,371	12,606	12,606

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	(10,220)	-	-
	------------	------------	------------	------------

Adjusted net earnings	$ 25,371	15,151	12,606	12,606
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Weighted average number of shares
outstanding:
Outstanding at beginning of period	175,479	175,479	172,805	172,805
Exercise of stock options and warrants:
Actual exercise of options	600	600	317	317
Assumed exercise of options and warrants	-	2,868	-	6,670
Liabilities potentially settleable in
common stock	-	5,363	-	-
	------------	------------	------------	------------
Total	176,079	184,310	173,122	179,792
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Per common share:
Net earnings	$ 0.14	0.08	0.07	0.07
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